Exhibit 10.6
                                              Severance and Consulting Agreement


                       SEVERANCE AND CONSULTING AGREEMENT


THIS SEVERANCE AND CONSULTING AGREEMENT ("Agreement"), dated as of July 15, 1997 sets forth the terms of the agreement between Jay M. Eastman ("Employee"), residing at 70 VanVoorhis Road, Pittsford, NY 14534, and PSC Inc. ("Company"), located at 675 Basket Road, Webster, New York 14580, relating to the cessation of Employee's employment with Company and the engagement of Employee as a consultant. WHEREAS, Employee has been associated with the Company for many years and has contributed to its successful growth. WHEREAS, the parties wish to enter into this Agreement for the purpose of addressing all issues relating to Employee's termination of employment with the Company. NOW, THEREFORE, in consideration of the mutual covenants hereinafter described, and the Severance Payment and other good and valuable consideration to which Employee is not otherwise entitled, Company and Employee agree as follows:

1. Cessation of Employment. The parties agree that Employee's employment and all positions and offices with the Company, except that as a member of the Company's Board of Directors, will terminate on October 15, 1997 ("Employment Termination Date").

2. Severance Payment and Other Consideration. The Company will pay or provide to Employee the following amounts and benefits in consideration of the agreements contained in Sections 3, 4, 5, 6 and 7 of this Agreement.

(a) The Company shall pay Employee severance payments ("Severance Payments") for a period of six (6) months from the Employment Termination Date (the "Severance Payment Period"), less applicable deductions for Federal and New York State income tax withholdings, FICA, and Medicare Tax. Severance payments shall be made on the normal payroll dates for the Company. The Company will include the above sum in the Form W-2 Wage and Tax Statements which it will issue to Employee for the 1997 and 1998 calendar years. The aggregate amount of Employee's Severance Payments shall be equal to Employee's current semi-annual salary ($62,500).

(b) Except as specifically provided in this Agreement, all employee benefits shall be discontinued as of the Employment Termination Date and, except as specifically provided in this Agreement, Employee shall not be entitled to any other compensation bonuses or perquisites from the Company. Nothing contained in this Agreement shall affect Employee's entitlement to benefits under the Company's 401(k) plan (the "Plan") based upon Employee's accrued service with the Company. For purposes of the Plan, Severance Payments will not be included in determining Employee's benefits under the Plan.

(c) Employee heretofore has been granted stock options as set forth on the attached Exhibit A (the "Options"), which by their terms will expire three months after the Employment Termination Date. Some of the Options have not fully vested. In consideration of Employee's agreement to provide consulting services as described in Section 3, to release the Company as described in Section 4, not to disclose confidential information as described in Section 5 and not to compete as described in Section 6, the Board of Directors of the Company will cause all unvested Options to immediately vest, and shall extend the expiration date on the Options to allow Employee to exercise any or all such Options at their set option prices anytime on or before the last day of the Non-Competition Period (as hereinafter defined), except, however, that no Option may be exercised after the expiration of ten (10) years from the Date of Grant of such Option. However, as the result of extending the period in which Employee may exercise the options, Employee acknowledges that the Company has advised him that the incentive stock options will become non-qualified stock options. There is no income recognition on the exercise of incentive stock options but, on the exercise of a non-qualified stock option, Employee would have to recognize as taxable income in the year of exercise an amount equal to the difference between the fair market value of Company stock on the date of exercise and the exercise price Employee pays.

3. Consulting Services. From the Employment Termination date through the last day of the Non-Competition Period (as hereinafter defined) (the "Consulting Period") the Company engages Employee as an independent contractor, and not as an employee, to render consulting services to the Company, on an "as-needed" basis, in such matters as the Company's litigation/arbitration with Symbol Technologies, Inc., patent applications, and in such other related matters as may be requested from time to time by the Chief Executive Officer of the Company, and Employee accepts such engagement. Employee shall not have any authority to bind or act on behalf of the Company during the Consulting Period. During the Consulting Period, the Company shall pay Employee at Employee's current hourly rate ($60.10) for each hour of service actually worked except that Employee will not be paid for time spent testifying in court or at an arbitration hearing. During the Consulting Period, Employee, shall not be entitled to any other benefits, bonuses or perquisites from the Company. The Company shall reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties as a consultant to the Company under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses. Within ten (10) days after the end of each month, Employee shall submit to the Company an invoice, with supporting documentation, requesting payment for consulting services and reimbursement of business-related expenses for the prior month. Employee shall file all tax returns and reports required to be filed by him on the basis that he is an independent contractor, rather than an employee, as defined in Treasury Regulation ss.31.3121(d)-1(c)(2), and Employee shall indemnify the Company for the amount of any employment taxes paid by the Company as the result of Employee not withholding employment taxes from any amount paid to him hereunder.

4. Release. (a) Employee agrees that the terms set forth in his Agreement are in full satisfaction of all obligations the Company has to Employee known and unknown. Employee does hereby irrevocably and unconditionally release the Company, its affiliates, officers, directors, employees, agents, representatives, successors and assigns from any and all claims demands and liabilities whatsoever, including but not limited to any claims in contract or tort and any claims in connection with Employee's employment with the Company, the termination of that employment, or pursuant to any federal, state or local employment laws, regulations, executive orders or other requirements, as well as the common law, including the Age Discrimination in Employment Act. In exchange for the benefits being accorded to Employee under this Agreement, it is Employee's intent to provide to the Company the broadest release of claims and liabilities that may be provided by law. This Agreement shall not be construed as an admission by the Company that it has acted wrongfully with respect to the Employee.

(b) The Company does hereby irrevocably and unconditionally release Employee, his heirs, executors, administrators and assigns from any and all claims, demands, or liabilities whatsoever which the Company had or may now have in any way related to or arising out of his employment and its termination, provided, however, that Company does not release any claim of any conduct now unknown to the Company that may have been undertaken in bad faith.

5. Non-disclosure of Confidential and Proprietary Information and Return of Company Property.

(a) Employee acknowledges that Employee's work as an employee of the Company has exposed him to Confidential Information of the Company. "Confidential Information" includes, but is not limited to, matters which are not readily available to the public which are:

              (i) Of a technical  nature,  such as, but not limited to, methods, know-how, formulae, compositions, drawings, blueprints, compounds, processes, discoveries, machines, inventions, computer programs and similar items;

              (ii)Of a business nature, such as, but not limited to, information about sales or lists of customers, prices, costs, purchasing, profits, markets, strengths and weaknesses of products, business processes, business and marketing plans and activities, and information about employees personnel records, salary and benefits data, and personnel practices;

              (iii) Pertaining to future developments,  such as, but not limited
                  to,   research   and   development,    future   marketing   or
                  merchandising plans or ideas.

(b) Employee represents and agrees that he has not, and for a period of five years after the Employment Termination Date, or for so long as he is a director of the Company, whichever period is longer, that he will not, directly or indirectly, except to the extent required by law: (1) reveal, divulge, make known, sell, exchange, give away, or otherwise dispose of, to any person, firm, or corporation, any Confidential Information of the Company or its business, whether the same shall or may have been designed, developed, or originated by the Employee or otherwise; or (2) reveal, divulge, or make known to any person, firm or corporation, the name of the Company's customers. This obligation shall not apply to information which
     (i) is acquired from a third party who, to the best of Employee's knowledge, is not in default of any obligation to the Company in disclosing such information, or (ii) is already in the public domain or known to Company's competitors or the public generally or that becomes available to the public generally or the Company's competitors other than as a result of Employee's breach of this Agreement. All records (whether in hard copy or digital form), books and computer discs relating in any manner whatsoever to the Company shall be the exclusive property of the Company regardless of who actually prepared the original record or book. Employee represents that he did not copy or cause to have copied any such records or books except in the ordinary course of business.

(c) Employee agrees to return within ten (10) days after Employment Termination Date, any keys, computers, equipment, cellular phones, pagers, Company credit cards and any other Company property in his possession not previously returned, any confidential or proprietary data or information concerning the business and activities of the Company, its manner of operation, plans, processes, or methods of obtaining business and/or customers or any other data or information, including personnel and salary information and personnel practices, manuals, handbooks, documents, records, monies, and securities belonging to the Company, and other confidential and proprietary articles and material, which Employee acquired or has used in the course of, or as incident to, his employment with the Company. Employee agrees that any charges to the cellular phones or Company credit cards which are not authorized Company business expenses may be deducted by the Company from any amounts due to Employee hereunder. Notwithstanding the foregoing, Company agrees that Employee may retain the Macintosh laptop computer which he has been using and the Company further agrees that all of Employee's notebooks, when returned, will be preserved until such time as in the opinion of Company's outside patent counsel they are no longer needed. When necessary to assist Employee in the performance of his consulting duties described in Section 3, he will be afforded access to the said notebooks with the said patent counsel.

6. Noncompetition/Non-Solicitation. As further consideration for the benefits provided in this Agreement and in light of the special and unique services that have been and will be furnished to the Company by Employee, and the Confidential Information that has been disclosed to Employee by the Company during Employee's relationship with the Company, Employee agrees that for a period of eighteen (18) months from the Employment Termination Date, or for so long as he is a member of the Board of Directors of the Company, whichever period is longer, (the "Non-Competition Period") Employee will not, without the written consent of the Company, directly or indirectly, whether as a principal, agent, officer, director, consultant, employee, partner, stockholder, or owner of or in any capacity with any corporation, partnership, business, firm, individual, company, or any entity located anywhere in the world, engage in, or assist another to engage in, any work or activity in any way competitive with the Business of the Company (as hereinafter defined). However, nothing herein shall prevent Employee from owning not more than five percent (5%) of the outstanding publicly traded shares of common stock of a corporation, as to which corporation Employee has no relationship other than stockholder. Company acknowledges that Lucid Technologies Inc. ("Lucid") has not to date been competitive with the Business of the Company as hereinafter defined. In addition, during the Non-Competition Period, Employee will not, directly or indirectly, (a) induce or attempt to induce any officer or employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any officer, employee, director or stockholder thereof, or (b) hire directly or through another entity any person who was an employee of the Company on the Employment Termination Date, or (c) induce or attempt to induce any customer, dealer, supplier or licensee to cease doing business with the Company, or in any way interfere with the relationship between any such customer, dealer, supplier or licensee and the Company.

     Employee specifically agrees that because of Employee's special expertise and the special and unique services that Employee has been and will be furnishing the Company, and because the Confidential Information that has been acquired by Employee or has been disclosed to Employee during the Employee's employment, the above stated geographic areas and time period during which Employee will not compete are reasonable in scope and duration and are necessary to afford the Company just and adequate protection against the irreparable damage which would result to the Company from any activities prohibited by this section.

     For purposes of this section, the "Business of the Company" is the development, manufacturing, and marketing of technologies, products and services for the automatic identification and keyless data entry industry, and includes, but is not limited to, products, services, applications, systems, and technologies relating to bar coded data, magnetic strip encoded data, radio frequency communications of bar coded or related data, optical character recognition, machine vision as applied to the recognition of bar coded data, and electronic interchange of bar coded or related data. The Company agrees that Lucid's ballot reading technology is not to be deemed "optical character recognition" within the meaning of the preceding sentence. The Business of the Company shall also include any business in which the Company is actually engaged or as to which it is doing research and development during the Employee's employment with the Company.

7.   Statements to Third Parties.

Employee agrees not to criticize, denigrate, or disparage Company, its officers, directors, managers, supervisors, or employees, or otherwise engage in any conduct which directly or indirectly impugns or reflects negatively on the reputation or integrity of the Company, or any of such individuals, or tends to expose the Company, or any of such individuals, to hatred, ridicule, or contempt, and Employee represents that he has not done so. Notwithstanding the foregoing and for so long as Employee is a director of the Company he may, in communications with other directors, criticize the Company's personnel or activities as may be appropriate in fulfilling his responsibilities.

8. Continued Cooperation. Employee agrees to cooperate with Company with respect to matters that arose during or related to his employment, including but not limited to, cooperation in connection with any litigation or governmental investigation or regulatory or other proceeding which may have arisen or which may arise following the execution of this Agreement. As part of the cooperation agreed to herein, Employee shall provide complete and truthful information to the Company and their attorneys with respect to any matter arising during or related to Employee's employment. Specifically, Employee shall make himself reasonably available to meet with Company personnel and attorneys and shall provide to Company and their attorneys any and all documentary or other physical evidence pertinent to such matter. Employee agrees to execute and deliver to the Company any and all agreements, instruments and other documents necessary or desirable to accomplish or to carry out the provisions of this Severance and Consulting Agreement, including without limitation, the assignment and transfer, to perfect the title, and/or to obtain and promote the right to the Company's exclusive enjoyment of any improvements, inventions, ideas, suggestions and discoveries made or developed by Employee while in the employ of the Company. Notwithstanding the foregoing, the Company acknowledges that it has no claim to the patent applications described on Exhibit B to this Agreement despite the fact that they were discoveries made or developed by Employee while in the employ of the Company. Employee agrees when reasonably requested by the Company, to testify in any legal proceedings on behalf of the Company and to sign all lawful papers and execute and sign any original, additional, provisional or reissue applications for letters patent with respect to such improvements, inventions, ideas, suggestions and discoveries which may be necessary or desirable to accomplish the foregoing, and to do all lawful acts to aid the Company to obtain and enforce protection of their improvements, inventions, ideas, suggestions and discoveries in any and all countries. If requested to do so, Employee will be provided reasonable out of pocket expenses incurred in providing such testimony or assistance. Finally, Employee shall promptly notify the Company, within three business days, of his receipt from any third party or governmental entity of a request for testimony and/or documents, whether by legal process or otherwise, relating to any matter arising during or relating to Employee's employment. Employee agrees that his cooperation hereunder is an integral part of this Severance Agreement.

9. Arbitration of Claims. Any controversy or claim arising out of relating to this Agreement, or the breach thereof, shall be settled by final and binding arbitration initiated by either party in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitration may be entered in any court with jurisdiction. Either party may apply to any court with jurisdiction to seek injunctive relief to maintain the status quo until the matter is resolved by the arbitrator. The arbitration shall be conducted in Rochester, New York by an arbitrator selected from a panel of arbitrators of the American Arbitration Association. All fees and expenses of the arbitration shall be borne by the parties equally, and each party shall bear the expense of their own counsel, experts, witnesses and the preparation and presentation of proof in any arbitration. In view of the nature of Employee's employment, the Confidential Information which Employee received during the course of his employment, and his position with the Company, Employee agrees that Company would be irreparably harmed by any violation or threatened violation of this Agreement, or any of the terms thereof, and therefore, in addition to any other remedies which may be available to it, Company shall be entitled to any injunction, without the necessity of posting bond, prohibiting Employee from committing any violation or threatened violation of this Agreement in a proceeding in either the Supreme Court of the State of New York sitting in Monroe County or in the U.S. District Court for the Western District of New York and Employee hereby consents to the jurisdiction of said tribunals.

10. Notices, Consents, Requests or Other Communications. All notices, consents, requests or other communications to the Company under this Agreement shall be in writing and delivered by first class mail, postage prepaid, to the Company at the above address to the attention of the Vice President of Human Resources or at such other address of or to the attention of such other officer or individual at the Company as may be designated in writing by the Company from time to time. All notices to Employee under this Agreement shall be in writing and delivered by first class mail, postage prepaid, to Employee at the address set forth above or such other address as may be designated in writing by Employee from time to time.

11.  Construction, Severability and Applicable Law.

              (a) All understandings and agreements previously made by and between the parties are merged in this Agreement, which fully and completely expresses the agreement of the parties. This Agreement may not be changed or terminated and none of its provisions may be modified or waived, except in writing signed by both parties to this Agreement.

              (b) If any covenant or provision or part thereof contained in this Agreement is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or part thereof or provision of this Agreement. To the extent any provision is held invalid or unenforceable for being too broad or extensive, it is the intention of the parties that the court enforce such provision to the limits of proper scope or breadth. Each of the provisions contained herein is hereby declared to be a separate and distinct covenant severable one from the other, and Company shall be entitled to enforce each such covenant to the fullest extent permitted by law, in equity or otherwise, notwithstanding that any other or others of such covenants may not be enforceable, and in all other respects, this Agreement shall remain in fully force and effect.

              (c) This Agreement shall be governed and construed in accordance with the laws of New York State.

12. Review and Revocation Periods. Employee acknowledges and agrees that he has been advised to seek the advice of legal counsel before executing this Agreement, that he fully understands the terms of this Agreement, that he has entered into this Agreement knowingly, voluntarily, and without threat or duress, that he has received this Agreement on October 24, 1997, and has had twenty-one (21) days to consider its terms prior to signing it, and that he may revoke this Agreement in writing within seven (7) days from the date that he signs it.

13.  Miscellaneous. The following provisions shall apply to this Agreement:

              (a) The section headings contained in this Agreement have been prepared for convenience of reference only and shall not control, affect the meaning, or be taken as an interpretation of any provision of this Agreement.

              (b) Several copies of this Agreement may be executed by the parties, each of which shall be deemed an original for all purposes, and all of which together shall constitute but one and the same instrument.

              (c) If in one or more instances either party fails to insist that the other party perform any of the terms of this Agreement, this failure shall not be construed as a waiver by such party of any past, present, or future right granted under this Agreement, and the obligations of both parties under this Agreement shall continue in fully force and effect.

13. Binding Effect. This Agreement shall be binding upon and will inure to the benefit of the parties, their heirs, distributees, legal representatives, transferees, successors, and assigns.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement.

         PSC Inc.



        Robert C. Strandberg                                     Jay M. Eastman
        President and CEO

                                    EXHIBIT A

                                 Jay M. Eastman
                                 Option Schedule


Date of Grant  No. of Shares Vesting Dates  Exercise Price Expiration Date*
-------------  ------------- -------------  -------------- ----------------

2/27/89          25,000        2/27/89      $1.00            4/15/99
9/1/92           10,000        9/1/95       $11.00           4/15/99
4/28/93          20,000       10/28/96      $6.25            4/15/99
1/7/94           16,000        1/7/97       $5.75            4/15/99
5/3/95           46,453        7/13/95      $8.88            4/15/99
1/12/96           4,375        1/12/97      $7.875           4/15/99
1/12/96           4,375        1/12/98      $7.875           4/15/99
1/12/96           4,375        1/12/99      $7.875           4/15/99
                -------

TOTAL           130,578





*BUT NO LATER THAN TEN (10) YEARS FROM DATE OF GRANT